Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Independent Bank Corp. and to the incorporation by reference therein of our reports dated March 9, 2012, with respect to the consolidated financial statements of Independent Bank Corp. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of internal control over financial reporting of Independent Bank Corp. and subsidiaries filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 31, 2012